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                                                                      EXHIBIT 99

Retractable Technologies Celebrates the Production of Its 100 Millionth VanishPoint Safety Needle Device

LITTLE ELM, Texas, July 23, 2002--Nearly five years after the first VanishPoint(R) safety syringe rocketed off its robotic assembly line, Retractable Technologies, Inc. (AMEX: RVP) today announced the production of its 100 millionth VanishPoint(R) device, a 3cc syringe.

Using Centers for Disease Control needlestick injury data, Retractable, a leading maker of safety needle devices, estimated that its products have now prevented approximately 20,000 accidental needlestick injuries and numerous deaths from HIV/AIDS, hepatitis C, and other bloodborne diseases.

Thomas J. Shaw, president and CEO said, "This is a red-letter day for our people and our products. We're elated with the contribution that our products have made thus far to healthcare worker safety, and in the years to come we look forward to being able to protect millions of healthcare workers worldwide from the scourge of accidental needlestick injuries, and even more patients from needle reuse."

"We're proud of our production personnel, sales staff, and other employees who have contributed to this signal accomplishment," Shaw added. "We sincerely appreciate the loyalty, vision, and persistence of our customers, shareholders, employees, and the ultimate beneficiaries of our lifesaving technology: frontline healthcare workers."

On a more somber note, Shaw went on to say that "Our happiness on this landmark occasion is tempered with the tragic knowledge that we would have been able to do so much more if it were not for the illegal, anti-competitive, market barriers that have been put in place by the market share leaders and their hospital group purchasing organization (GPO) partners. But that is beginning to change."

One reason for the coming change, he said, was the dedication and interest of Senators Herbert Kohl (D-WI) and Mike DeWine (R-OH), Chairman and Ranking Member, respectively, of the Senate Committee on the Judiciary Antitrust Subcommittee, which has been investigating GPO abuses. Shaw presented written testimony at hearings held by the subcommittee on April 30.

He also applauded The New York Times for its "Medicine's Middlemen" investigative series, which was largely responsible for triggering the subcommittee's interest. In the latest article in the series, The Times of July 19 reported that Becton Dickinson had made questionable payments totaling $1.1 million to Novation, the largest GPO, apparently to guarantee its exclusive access to Novation hospitals and to deny access to Retractable. The article quoted assistant U. S. Attorney James Sheehan as saying that he had "serious questions" about the legality of the payments.

Retractable Technologies, Inc. manufactures and markets VanishPoint(R) automated retraction safety syringes and blood collection devices, which virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the company's current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the company's ability to quickly increase its production capacity in the event of a dramatic increase in demand; the company's ability to access the market; the company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players in providing safety needle devices and other risks

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and uncertainties that are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

For more information on Retractable, visit our Web site at www.vanishpoint.com.

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Investor Contact:
Douglas W. Cowan
Chief Financial Officer
888/806-2626 or 972/294-1010
rtifinancial@vanishpoint.com

or

Media Contact:
Phillip L. Zweig
Communications Director
212/490-0811 or 214/912-7415 (cell)
plzweig@aol.com